Filed Pursuant to Rule 424(b)(3)

File Number 333-177962

PROSPECTUS SUPPLEMENT NO. 2

to Prospectus dated November 28, 2011

(Registration No. 333-177962)

OPKO HEALTH, INC.

4,494,380 shares

of

Common Stock

This Prospectus Supplement No. 2 supplements our Prospectus dated November 28, 2011 (the “Prospectus”). You should read this Prospectus Supplement No. 2 together with the Prospectus. This Prospectus Supplement No. 2 includes the attached Form 8-K as filed by us with the Securities and Exchange Commission on January 24, 2012.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is January 24, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

OPKO Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd

Miami, Florida 33137

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 575-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 20, 2012, OPKO Health, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, OPKO Chile S.A., a Chilean corporation and a wholly owned subsidiary of the Company (together with the Company, the “Buyers”), Samuel Alexandre Arama (“Mr. Arama”), INVERSIONES SVJV LIMITADA, a Chilean investment company (“SVJV”), Bruno Sergiani (“Sergiani”), INVERSIONES BS LIMITADA, a Chilean investment company (“BS”), Pierre-Yves Le Goff (“Le Goff”), and INVERSIONES PYTT LIMITADA, a Chilean investment company (“PYTT”, and together with Mr. Arama, Sergiani, Le Goff, SVJV and BS, the “Sellers”).

Pursuant to the Purchase Agreement, the Buyers will purchase from the Sellers all of the issued and outstanding shares of ALS Distribuidora Limitada (“ALS”), a privately-held Chilean pharmaceutical company engaged in the business of importation, commercialization and distribution of pharmaceutical products for private markets for $4 million. The Buyers will pay (i) $2.4 million in cash at closing to the Sellers, less certain liabilities, (ii) $800,000 in cash at closing into a separate escrow account to satisfy possible indemnity claims; and (iii) $800,000 to the Sellers upon the legal registration in the name of ALS of certain trademarks and product registrations previously held by Arama Laboratorios y Compañía Limitada (“Arama”).

ALS started operations in 2009 as the exclusive product distributor of Arama, a company with more than 20 years of experience in the pharmaceutical products market. In connection with the acquisition, the Company will acquire all of the product registrations and trademarks previously owned by Arama, as well as the Arama name.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties. The acquisition is expected to close during the first quarter of 2012.

Item 7.01 Regulation FD Disclosure.

On January 23, 2012, the Company issued a press release announcing that it entered into the Purchase Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description

99.1	Press Release of the Company dated January 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

By	/s/ Rao Uppaluri
Name:	Rao Uppaluri
Title:	Senior Vice President, Chief Financial Officer

Date January 24, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated January 23, 2012.

OPKO Health to Acquire Chilean Pharmaceutical Company

MIAMI, January 23, 2012—OPKO Health, Inc. (NYSE: OPK) has entered into a definitive agreement to acquire ALS Distribuidora Limitada (“ALS”), a privately-held Chilean pharmaceutical company engaged in the business of importation, commercialization and distribution of pharmaceutical products for private markets.

ALS started operations in 2009 as the exclusive product distributor of Arama Laboratorios y Compañía Limitada (“Arama”), a company with more than 20 years of experience in the pharmaceutical products market. In connection with the transaction, OPKO will also acquire all of the product registrations and trademarks previously owned by Arama, as well as the Arama name.

OPKO will acquire ALS for US $4 million in an all cash transaction from Inversiones SVJV Limitada, Inversiones BS Limitada, and Inversiones PYTT Limitada.

Phillip Frost, OPKO’s Chairman and Chief Executive Officer, commented, “This acquisition is an excellent strategic fit as OPKO expands its sales and distribution capabilities, particularly for its new pharmaceutical and diagnostic products.”

About OPKO Health, Inc.

OPKO is a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the ALS acquisition, the expansion of our sales and distribution capabilities, and or product development efforts, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, that the various conditions to the closing of the transaction with ALS may not be met, integration issues involving ALS, and risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contacts:

Steven D. Rubin 305-575-6015